Exhibit 10.11

GENERAL RELEASE AGREEMENT
THIS GENERAL RELEASE AGREEMENT (the "General Release") is made as of this ___ day of July, 2014, by and between Body Central Corp. (the "Company") and Thomas W. Stoltz ("Executive").
WHEREAS, Executive was employed by the Company pursuant to an employment agreement executed on the 7th day of September, 2011, and as amended on the 16th day of November, 2012 (the "Employment Agreement");
WHEREAS, Executive's employment with the Company has terminated pursuant to the Employment Agreement with his last date of employment being June 27, 2014 (“Termination Date”);
WHEREAS, although this is an amicable agreement between the Company and Executive, Executive is being “Involuntarily Separated” from his employment with his “Last Day of Employment” being June 27, 2014 which is not earlier than the date Executive has a "separation from service" from the Company, as all of those terms are defined in Treasury Regulations Section 1.409A-1(h).
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth herein, the Parties agree as follows:
1.Severance Payments.
(a)In consideration of Executive's agreement to, and compliance with, the terms and conditions contained in this General Release, and subject to Executive's continuing obligations to the Company as set forth in paragraphs 6 through 16 of his Employment Agreement, the Company shall pay Executive 12 months of his regular base salary equal to $475,000 paid to Executive via equal, bi-weekly direct deposits consistent with the Company's current payroll schedule and practices (less all applicable tax withholdings and other deductions). The first Severance Payment shall be made on the first payroll date immediately following the date Executive signs this General Release and after the expiration of the seven (7) day revocation period referenced in paragraph 4(f), provided Executive does not exercise his right to revoke this General Release pursuant to paragraph 4(f).
(b)Provided Executive elects COBRA health continuation to continue Executive’s coverage, and the coverage of eligible dependents currently enrolled in the plan, the Company will pay to the Executive a monthly cash payment for 12 months, or for the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to 100% of the premiums (at a cost equal to a total of $14,494.80) plus the 2% administrative fee. Executive has advised the Company of his desire to elect COBRA health continuation and the parties will cooperate reasonably to permit Executive to make such election.
(c)The payments described in paragraphs 1(a) and (b) above shall collectively be referred to as the "Severance Payments". Executive acknowledges and agrees that: (i) the Severance Payments are contingent on Executive executing this General Release and not revoking the General Release as permitted under paragraph 4(f); (ii) should Executive obtain alternative employment as a senior level executive at any time during the 12 months Severance Payment period, he is obligated to notify the Company’s CEO or Vice-President of Human Resources of such employment, and the Company’s Severance Payment obligations

Exhibit 10.11

under this paragraph 1 shall immediately cease, and the Company will have satisfied its obligations under this paragraph.
(d)Executive also acknowledges and agrees that the Severance Payments, even if ceased before 12 months due to Executive obtaining alternative Employment, are in full and final discharge of any and all liabilities and obligations of the "Released Parties" (as defined in paragraph 3 of this General Release) to Executive with respect to termination benefits, severance pay, salary, wages, bonuses, and all other payments or compensation, employee benefits and otherwise, but not with regard to Executive’s entitlements related to Equity referenced in paragraph 2 of this General Release.
2.Equity. Notwithstanding anything to the contrary herein, the treatment of Executive’s vested and unvested stock options and restricted stock awards granted by the Company pursuant to the “Body Central Corp. Amended and Restated 2006 Equity Incentive Plan,” as amended (the “Equity Plan”) and the stock option agreements and restricted stock agreements (the “Option Agreements”) (copies of which are available upon request), shall be governed by the terms and conditions set forth in the Equity Plan and the respective Option Agreements. In accordance with the terms of the Plan and the respective Awards Agreements, (i) any stock options and shares of restricted stock Executive holds shall cease vesting as of the Separation Date, (ii) Executive shall forfeit for no consideration any unvested shares of restricted stock as of the Separation Date and (iii) Executive may exercise those options that have become exercisable as of the Separation Date (the “Vested Options”) within ninety (90) days after the Separation Date. A Statement of Account describing Executive’s non-qualified stock options and/or restricted stock awards as of the date of this Agreement is attached as Exhibit A.
3.Waiver and General Release.
(a)    Executive releases the Company and all of its subsidiary, parent, predecessor, successor and affiliated corporations and entities (including but not limited to Body Central Stores, Inc., Body Central Direct, Inc., Catalogue Ventures, Inc., Body Central Services, Inc., and Body Central Acquisition Corp.) and their sponsored benefit plans, and all of the foregoing corporations’, entities’ and plans’ past, current and future directors, officers, employees, representatives, volunteers, agents, administrators, contractors, insurers and attorneys, individually and collectively (all of the foregoing shall collectively be referred to as the “Released Parties”), from, and waives any and all claims of any nature, whether known or unknown, which Executive may have relating in any way to Executive’s employment, from the beginning of Executive’s relationship with the Released Parties through the date Executive signs this Agreement. This release includes, but is not limited to, the following claims: the Age Discrimination in Employment Act, as amended (“ADEA”); the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Acts of 1866, 1871, and 1991; Executive Order Nos. 11246 and 11478; the Equal Pay Act of 1963, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the National Labor Relations Act of 1935, as amended; the Fair Labor Standards Act of 1938, as amended; the Occupational Safety and Health Act of 1970, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; the False Claims Act, 31 U.S.C. § 3730(h); and any other federal or state law, rule, or regulation, or local ordinance, including any suit in tort (including negligence), or contract (whether oral, written or implied), and any other common law or equitable basis of action. However, Executive does not release or waive any claims, rights, or causes of action which may not

Exhibit 10.11

lawfully be released or waived in this manner, including the ability to challenge the release or waiver of Executive’s rights under the ADEA.
(b)    Executive represents that Executive has not filed any pending administrative charges or complaints against the Released Parties, and at the time he signs this Agreement, he does not intend to file any administrative charges or complaint against the Released Parties with any federal, state or local agency. Executive acknowledges that he still has the right to file an administrative complaint or charge, and if Executive files such an administrative complaint or charge, or if such an administrative complaint or charge is filed on Executive’s behalf, Executive waives any right to any monetary recovery based on any such administrative complaint or charge or claim for damages relating to or arising out of Executive’s employment with the Company.
(c)     Except for any challenge to the waiver and release of claims under the ADEA, if for any reason the signing of this Agreement does not result in a complete waiver and release of all claims Executive has or could have made against the Released Parties as of the date of signing this Agreement, Executive shall cooperate with the Released Parties in all efforts to obtain, or enter into, a valid and enforceable waiver with the same or similar terms and obligations, and release of all of Executive’s claims, if any, against the Released Parties in their entirety. Executive specifically agrees that, if ever necessary, Executive will not oppose agency review of this Agreement, or a motion to file this Agreement in the appropriate court for evaluation and approval by a judge. Furthermore, Executive agrees to participate in any hearings or proceedings required to obtain agency or court approval of this Agreement, including representing to the agency or court that this Agreement was made knowingly and voluntarily, without coercion, and that the amount paid by the Company under this Agreement was reasonable consideration and made in exchange for Executive’s obligations under this Agreement, including all waivers and releases.
4.Older Worker Benefit Protection Act Acknowledgements. Executive is waiving and releasing any rights Executive may have, or may have had under the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), including the right to bring legal action against the Released Parties.
(a)    Executive has the capacity to understand, and in fact does understand all of the provisions of this Agreement;
(b)    Executive is entering into this waiver and release knowingly and voluntarily, and without any coercion whatsoever;
(c)    This waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement;
(d)    The consideration given for this Agreement is in addition to anything of value to which Executive was already entitled;
(e)    Executive has had at least twenty-one (21) days within which to consider this Agreement, which time period may be waived;
(f)     Executive has seven (7) days following Executive’s execution of this Agreement to revoke the Agreement. Revocation must be in writing and either delivered personally, or via email, within seven (7) days to the Company’s representative executing this Agreement;

Exhibit 10.11

(g)    Executive has been advised by this Agreement that Executive should consult with an attorney prior to executing this Agreement; and

(h)    Executive acknowledges that nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver and release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so.

5.Revocation. For revocation of this Agreement to be effective, written notice clearly stating an intention to revoke must be delivered to the Company representative executing this General Release no later than the close of business on the seventh day after Executive signs this General Release, or if the seventh day falls on a Saturday or Sunday or holiday, on the next business day. In the event Executive timely exercises his right to revoke, this General Release shall not be effective or enforceable and Executive will not be eligible to receive the Severance Payments set forth in paragraph 1 of this General Release. Unless timely and properly revoked, this General Release shall be effective on the Effective Date.

6.Obligation to Cooperate and Assist. Executive agrees to cooperate in good faith with the Company to assist it with the reasonable transition of his duties and to provide any information which is within Executive’s knowledge as a result of Executive’s employment with the Company, including but not limited to being reasonably available for interview by the Company’s attorneys, or providing truthful testimony without the necessity of a subpoena (unless requested by Executive’s employer) or compensation, in any pending or future legal matter in which the Company is a party. In such instances, the Company will pay all reasonable travel expenses associated with such cooperation, and will attempt to schedule such matters at the convenience of the Executive.

7.Corporate Responsibility and Complaints: Executive understands that the Company has in place a Code of Business Conduct and Ethics (“CBCE”) designed to ensure that the Company complies with federal, state and local laws and regulations. Executive acknowledges and agrees that Executive (i) has not knowingly engaged in any activity which would constitute conduct in violation of the CBCE or which would result in the need for corrective action to be taken under the CBCE and/or which would be in violation of federal, state or local laws or regulations, and (ii) is not aware of any act of omission or commission by any other employee or agents of the Released Parties which would constitute conduct in violation of the CBCE or which would result in the need for corrective action under the CBCE or which would be in violation of federal, state or local laws or regulations. Executive represents that as of the date Executive signs this Agreement, does not have any information which would support a claim that the Released Parties have violated federal state, or local law.

8. Non-Disparagement: Executive shall not make any statements, or cause any statements to be made, or take any action, which is contrary to the Released Parties’ best interests. Accordingly, Executive will not express, or cause others to express, any disparaging, derogatory or negative opinions concerning the Released Parties, or any of their operations, practices or services. This provision applies to all forms of expression, including verbal and written, and through all available mediums such as the internet. This provision and all other provisions in this Agreement, however, in no way prevents, or is intended to prevent Executive from providing truthful testimony or information while participating in a government investigation or other legal action.

9.Return of Company Property. On or prior to the Termination Date, or earlier at any time at the Company's request, Executive shall return to the Vice President of Human Resources, all property of the Company in the Executive's possession, custody or control, including but not limited to any documents (hard copy and electronic), files (hard copy and electronic), handbooks, keys. key cards, door and alarm codes (to

Exhibit 10.11

the extent in any tangible form), identification cards, building identification cards, debit cards, credit cards, laptops, Company portable electronic devices and external data storage devices (i.e. thumb drives).

10.No Admission. Neither this Agreement, nor anything contained in it, is to be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever.

11.Sections of The Employment Agreement Still in Effect. Executive acknowledges that his obligations in certain provisions of the Employment Agreement were intended to, and do in fact, survive the termination of Executive's employment with the Company, and specifically include his obligations in paragraphs 6 through 16 of Executive’s Employment Agreement, which are incorporated into this General Release by reference. Executive further agrees and acknowledges that nothing contained in this General Release shall be construed to relieve Executive of Executive’s ongoing obligations under those provisions. Executive further acknowledges that the Severance Payments provided for in paragraph 1 of this General Release are in consideration for and contingent upon Executive's continued compliance with any ongoing obligations under the Employment Agreement and that such payments shall cease in the event Executive breaches any of his contractual obligations set forth in the Employment Agreement.

12.General Acknowledgements.

(a)    Executive acknowledges that Executive is not already entitled to the severance payments described in paragraph 2 of this Agreement;
(b)    Executive acknowledges that as of the date Executive signs this Agreement, and other than the Severance Payments provided for in paragraph 1 of this Agreement, the Company has paid Executive all earned and accrued compensation to which Executive is entitled;
(c)    Executive acknowledges that Executive has reported all injuries Executive has incurred, if any, in the course and scope of performing Executive’s duties;
(d)    Executive has no liens or claims of lien or assignments in law or equity against any of the claims or causes of action Executive has released or waived in this Agreement, and Executive does not have a claim for bankruptcy currently pending.

(e)    Executive acknowledges and agrees that this Agreement binds Employee and Employee’s heirs, assigns, executors, and other representatives of any kind.

13.Section 409A. Anything in this General Release to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this General Release on account of Executive’s separation from services would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All expenses eligible for reimbursement under this General

Exhibit 10.11

Release shall be incurred by the Executive during the time periods set forth in this General Release. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of the reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement is not subject to liquidation or exchange for another benefit.

14.Modification. This General Release may be modified or amended only by a written instrument duly signed by each of the parties hereto or their respective successors or assigns.

15.Controlling Law and Venue. This General Release shall be construed in accordance with and governed by the laws of the State of Florida, without regard to principles of conflict of laws. The venue for any legal action alleging breach of this Agreement, or to enforce this Agreement, shall be solely in Duval County, Florida.
16.Entire Agreement. This General Release, together with the surviving and incorporated provisions of the Employment Agreement, the Equity Plan, and the Option Agreement, constitutes and contains the complete understanding of Executive and the Company with respect to the subject matter addressed in this General Release, and supersedes and replaces all prior negotiations and all other agreements, whether written or oral.
17.Severability. If any provision of this General Release is held invalid, such invalidation shall not affect other provisions or applications of the General Release can be given effect without the invalid provision or application, and to this end the provisions of this General Release are declared to be severable.
18.Counterpart and Facsimile Signatures. The parties agree that facsimile signatures of this General Release shall be treated the same as an original signature and further agree that the General Release may be executed in counterparts.
19.Attorney Review. By their authorized signatures below. Executive and the Company warrant that they agree to all of the terms of this General Release, that they have had an opportunity to discuss those terms with attorneys or advisors of their own choosing and that those terms are fully understood and voluntarily accepted by them, including without limitation the releases contained herein and that they have signed this General Release voluntarily and with full understanding of its legal consequences.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SEVERANCE AGREEMENT AND GENERAL RELEASE, AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF EXECUTIVE’S OWN FREE WILL.

IN WITNESS WHEREOF, and intending to be legally bound by the terms of this Agreement, Executive and the Company execute this Agreement by signing below voluntarily and with full knowledge of the significance of all of its provisions.

Exhibit 10.11

Thomas W. Stoltz	Body Central Corp.
Signature: /s/ Thomas W. Stoltz	By: /s/ Brian Woolf
Title: CEO
Date: 7/11/14	Date: 7/14/14